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EXHIBIT 10.7A

AMENDMENT TO THE 1997 OMNIBUS INCENTIVE PLAN

Section 2.1(n) shall be amended to include the following at the end thereof:

    Notwithstanding anything herein to the contrary, effective January 1, 2005, the determination of Fair Market Value shall comply with Section 409A.

New Section 2.1(z) shall be added to read as follows:

(z)	Section 409A means Code Section 409A and any regulations and guidance of general applicability issued thereunder.

Following provisions are redesignated accordingly.

Section 4.3 shall be amended by modifying the third sentence to read as follows:

    The election for Options and/or Shares of Restricted Stock shall be made before the annual retainer or fees are earned in accordance with the procedures therefor established by the Committee from time to time.

Section 4.5 shall be amended to read as follows:

    “In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be issued under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights.”

Section 13.1 shall be amended to include the following at the end thereof.

    No Award may be amended, modified, extended or renewed after December 31, 2004 in a manner that would subject the Award to Section 409A, unless such Award is intended to be subject to Section 409A and such amendment, modification, extension or renewal is made in accordance with Section 409A.

The foregoing amendments were adopted on February 22, 2007 but effective as of January 1, 2005 unless Section 409A (as defined above) requires an earlier or later effective date, in which case such earlier or later date shall be the effective date.